UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2008
Lakes Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 449-9092
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 99.1

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On October 7, 2008, Lakes Entertainment, Inc. (“Lakes”) announced that on October 1, 2008, its Board of Directors declared a stock dividend of all of the Company’s shares of WPT Enterprises, Inc. (NASDAQ: WPTE). The record date for the dividend will be 5:00 PM Central Daylight Time on October 24, 2008. The record date establishes the shareholders of record entitled to the dividend and will be used to determine the ratio of WPTE shares to be distributed per Lakes share. The date of distribution will be November 21, 2008. Lakes currently owns 12,480,000 shares, or approximately 61 percent, of the outstanding common stock of WPTE. Lakes anticipates adjusting employee stock options in connection with the WPTE distribution. Such an adjustment in the exercise strike prices for outstanding options will preserve the intrinsic value of the options after the dividend as the value before the dividend.
     Lakes estimates that it will incur transaction costs in connection with the dividend, but at the time of this filing, it is unable in good faith to make a determination of the estimates required by paragraphs (b), (c), and (d) of Item 2.05 of the Form 8-K General Instructions. Lakes will file an amended report on Form 8-K within four business days of making a determination of such an estimate.
     Lakes is currently evaluating the potential effect this dividend will have on its financial position and results of operations during the fourth quarter of 2008.
     A copy of the press release announcing the dividend, record date and distribution date is attached as Exhibit 99.1 to this Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable

(b)	Not Applicable

(c)	Exhibits

99.1	Lakes Entertainment, Inc. Press Release dated October 7, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: October 7, 2008	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

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